Exhibit 99.1

Press Contacts:	Ernie Knewitz	Amy Jo Meyer
	(732) 524-6623	732-524-6678
	(917) 697-2318 (M)	908-616-6250 (M)

Investor Contacts:	Louise Mehrotra	Lesley Fishman
	(732) 524-6491	(732) 524-3922

FOR IMMEDIATE RELEASE

Johnson & Johnson
Announces Dividend Increase of 7.1%

New Brunswick, N.J. (April 23, 2015) - Johnson & Johnson today announced that its Board of Directors has declared a 7.1% increase in the quarterly dividend rate, from $0.70 per share to $0.75 per share. The increase was announced this morning at the Annual Meeting of Shareholders in New Brunswick, N.J.

"In recognition of our 2014 results, strong financial position and confidence in the future of Johnson & Johnson, the Board has voted to increase the quarterly dividend for the 53rd consecutive year," said Alex Gorsky, Chairman and Chief Executive Officer of the company.

At the new rate, the indicated dividend on an annual basis is $3.00 per share compared to the previous rate of $2.80 per share. The next quarterly dividend is payable on June 9, 2015 to shareholders of record as of the close of business on May 26, 2015. The ex-dividend date is May 21, 2015.

About Johnson & Johnson

Caring for the world, one person at a time…inspires and unites the people of Johnson & Johnson. We embrace research and science - bringing innovative ideas, products and services to advance the health and well-being of people. Our approximately 127,000 employees at more than 265 Johnson & Johnson operating companies work with partners in health care to touch the lives of over a billion people every day, throughout the world.

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